Exhibit 99.1

Kimberly-Clark Announces First Quarter 2024 Results and Raises 2024 Outlook
Delivers net sales of $5.1 billion driven by 6 percent organic sales growth
Strong EPS expansion driven by accretive innovation and productivity initiatives
Company increases 2024 outlook to reflect solid start to year

DALLAS, April 23, 2024 - Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2024 results characterized by positive volume and mix gains driven by pioneering, innovative new products, leveraging continued productivity momentum for strong earnings growth versus the prior-year period.

“We delivered an encouraging set of first quarter results as we embark on this next chapter of growth for Kimberly-Clark,” said Kimberly-Clark Chairman and CEO Mike Hsu. “I’m very thankful for the strong execution from our teams around the world who are making this happen.”

Hsu continued, “Our powerhouse pipeline of innovation drove sequentially stronger gains from volume-plus-mix. We continued our strong productivity momentum through our efforts to optimize our margin structure, and we are making good progress focusing our enterprise as we advance the implementation of our new operating model. We're excited about our opportunities to capitalize on this momentum on a global level, enabling us to deliver long-term value for our stakeholders.”

Quarter Highlights
•Net sales of $5.1 billion were down 1 percent, with organic sales growth of 6 percent versus the prior year.
•Gross margin was 37.1 percent, up 390 basis points versus the prior year, driven by organic net sales growth and gross productivity gains.
•Diluted earnings per share were $1.91; adjusted earnings per share were $2.01, up 20 percent versus prior year including a $0.21 year-on-year headwind from currency translation.
First Quarter 2024 Results
First quarter sales of $5.1 billion were 1 percent lower than the prior-year period, including negative impacts of approximately 5 percent from foreign currency translation and approximately 1 percent from the divestiture of the Tissue and K-C Professional business in Brazil in June 2023. Organic sales were up 6 percent, driven by a 4 percent increase in price, 1 percent favorable product mix and a 1 percent increase in volume. Price-led gains reflected necessary pricing actions to address higher local costs in hyperinflationary economies, mainly in Argentina. Volume and mix were positive across North America, Developing and Emerging (D&E) markets, as well as Developed Markets (represents Australia, South Korea and Western/Central Europe).
In North America, organic sales increased 3 percent versus last year, driven by 2 percent growth in Personal Care and 6 percent growth in Consumer Tissue, partially offset by a decline of 1 percent in K-C Professional.

In D&E markets, organic sales were up 15 percent reflecting both pricing gains as well as volume and mix gains. Organic sales for Developed Markets decreased 2 percent, driven by lower pricing that primarily reflected comparisons with temporary, energy surcharge-related price increases in Western Europe in the prior-year period.
Gross margin improved by 390 bps to 37.1 percent as organic growth, together with gross productivity gains, more than offset cost inflation, primarily in developing markets and supply chain-related investments.
First quarter operating profit was $853 million, including $45 million of costs related to the company's transformation initiative, compared to $787 million last year. Adjusted operating profit increased by 14 percent despite an unfavorable impact of 12 percentage points from currency translation, primarily driven by hyperinflationary economies. Excluding currency impacts, growth in adjusted operating profit was driven by gross profit gains that were partially offset by planned increases in marketing, research and general expenses.
Net interest expense was $57 million versus $66 million in the prior-year period.
First quarter effective tax rate was 23.6 percent, compared to 24.5 percent prior year. On an adjusted basis, the effective rate in the first quarter was 23.6 percent.
Net income of equity companies was $61 million compared to $43 million last year driven by greater income from Kimberly-Clark de Mexico.
Diluted EPS increased 14 percent to $1.91 on a reported basis and included a negative $0.10 impact from costs related to the company's transformation initiative. On an adjusted basis, EPS increased 20 percent to $2.01, driven primarily by the 14 percent increase in adjusted operating profit, aided by lower net interest, a lower effective tax rate, and higher equity income.

Business Segment Net Sales Results

Q1 change vs year ago (%)	Volume	Mix/Other	Price	Divestitures and Business Exits(a)	Currency	Total(b)	Organic(c)
Personal Care	2	1	7	—	(9)	—	10
North America	1	1	—	—	—	2	2
D&E Markets	4	1	19	—	(24)	—	23
Developed Markets	(2)	—	—	—	(2)	(4)	(2)

Consumer Tissue	—	—	—	(3)	—	(2)	—
North America	2	1	3	—	—	6	6
D&E Markets	(8)	—	(2)	(13)	—	(25)	(11)
Developed Markets	3	—	(4)	—	—	(1)	(2)

KC Professional	(2)	1	2	(2)	(2)	(3)	2
North America	(3)	1	1	—	—	(1)	(1)
D&E Markets	(1)	—	13	(13)	(11)	(12)	12
Developed Markets	2	1	(4)	—	—	(1)	(1)

Consolidated	1	1	4	(1)	(5)	(1)	6
(a)     Impact of the sale of Brazil tissue and K-C Professional business.
(b)     Total may not equal the sum of volume, mix/other, net price, divestitures and business exits and currency due to rounding and excludes intergeographic sales.
(c)     Combined impact of changes in volume, mix/other and net price.
Personal Care Segment
Personal Care sales of $2.7 billion were in line with the year-ago period, while organic sales increased 10 percent, driven by pricing actions in hyperinflationary economies as well as volume and mix gains. Innovation, solid commercial execution and supply improvements contributed to volume growth, led by a 4 percent increase in D&E markets and a 1 percent increase in North America partially offset by 2 percent decline in Developed Markets.
First-quarter operating profit of $545 million increased 12 percent as strong organic growth and gross productivity savings were partially offset by cost inflation, primarily in developing and hyperinflationary markets, investments in marketing, research and general expenses, as well as unfavorable currency translation.
Consumer Tissue Segment
Consumer Tissue sales of $1.6 billion decreased 2 percent due to divestitures and business exits while organic sales were in line with the year ago period. Organic growth of 6 percent in North America was primarily offset by expected lower pricing in Western Europe due to lapping of energy surcharges.
First-quarter operating profit of $290 million increased 21 percent, driven by the normalization of revenue realization and input cost levels versus the prior-year period as well as incremental gross productivity gains in the current quarter.

K-C Professional (KCP) Segment
KCP sales of $823 million decreased 3 percent due to divestitures and business exits. Organic sales increased 2 percent, driven by price realization and mix benefits from strong demand for new washroom solutions. Lower volumes reflected ongoing rightsizing of the portfolio, primarily in North America.
First-quarter operating profit of $188 million increased 18 percent driven by gross productivity gains as well as organic sales growth.
Cash Flow and Balance Sheet
Year-to-date cash provided by operations was $438 million compared to $613 million last year mainly reflecting timing differences versus the prior-year period impacting quarter-end accounts receivable levels. Year-to-date capital spending was $194 million compared to $201 million last year. The company returned $452 million to shareholders through dividends and repurchases of common stock. Total debt was $8.0 billion as of March 31, 2024, consistent with December 31, 2023, levels.
2024 Outlook
Based on its first quarter results, the company has updated its 2024 outlook, with all factors compared to 2023, as follows:
Organic Net Sales is now expected to grow mid-single digits versus the company’s previous expectation of low-to mid-single-digit growth. The company now expects Reported Net Sales to be negatively impacted by 400 basis points of currency translation and 120 basis points from divestitures compared to its previous assumption of 300 basis points and 60 basis points, respectively.
Adjusted Operating Profit is now expected to grow at a low-teens percentage rate on a constant-currency basis. This is up from previous expectations for high-single-digit to low-double-digit Adjusted Operating Profit growth on a constant currency basis.
Adjusted Earnings Per Share is now expected to grow at a low-teens percentage rate on a constant-currency basis, an increase from previous expectations of high-single-digit growth.
Reported Operating Profit and Reported Earnings Per Share are currently expected to be negatively impacted by approximately 700 basis points from currency translation, compared to the company’s previous assumptions for a 400 basis-point headwind.
This outlook reflects assumptions subject to change given the macro environment.

Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 7:00 a.m. Eastern Daylight Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live Q&A session with investors and analysts on April 23, 2024, at 8:30 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at investor.kimberly-clark.com. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina and Türkiye, net income from equity companies, sources and uses of cash, charges and savings from the 2024 Transformation Initiative, the effective tax rate, the anticipated cost savings, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the risk that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation) war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics, epidemics, fluctuations in foreign currency exchange rates, prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliation tables:
•2024 Transformation Initiative - In 2024, we initiated this transformation initiative to to improve our focus on growth and reduce our structural cost base by reorganizing into three new business segments, making the corporate and regional overhead cost structures more efficient and optimizing our global supply chain. Results in 2024 include charges related to this program.
•Sale of Brazil tissue and K-C Professional business. In the second quarter of 2023, we recognized a net benefit related to the sale of our Brazil tissue and K-C Professional business.
•Impairment of intangible assets. In the second quarter of 2023, we recognized non-cash charges related to the impairment of certain intangible assets related to Softex Indonesia and Thinx.
•Pension settlements. In 2023, we recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share.
Certain non-GAAP financial measures referenced in this news release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and divestitures and business exits also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended March 31
	2024	2023	Change
Net Sales	$5,149	$5,195	-1%
Cost of products sold	3,238	3,469	-7%
Gross Profit	1,911	1,726	+11%
Marketing, research and general expenses	1,039	924	+12%
Other (income) and expense, net	19	15	+27%
Operating Profit	853	787	+8%
Nonoperating expense	(15)	(16)	-6%
Interest income	10	7	+43%
Interest expense	(67)	(73)	-8%
Income Before Income Taxes and Equity Interests	781	705	+11%
Provision for income taxes	(184)	(173)	+6%
Income Before Equity Interests	597	532	+12%
Share of net income of equity companies	61	43	+42%
Net Income	658	575	+14%
Net income attributable to noncontrolling interests	(11)	(9)	+22%
Net Income Attributable to Kimberly-Clark Corporation	$647	$566	+14%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.92	$1.68	+14%
Diluted	$1.91	$1.67	+14%

Cash Dividends Declared	$1.22	$1.18	+3%

Common Shares Outstanding	March 31
	2024	2023
Outstanding shares as of	336.8	337.4
Average diluted shares for three months ended	338.3	338.6

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2024
	As Reported	2024 Transformation Initiative	As Adjusted Non-GAAP
Marketing, research and general expenses	$1,039	$45	$994
Operating Profit	853	(45)	898
Provision for income taxes	(184)	11	(195)
Effective tax rate	23.6%	—	23.6%
Net Income Attributable to Kimberly-Clark Corporation	647	(34)	681
Diluted Earnings per Share(a)	1.91	(0.10)	2.01
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	March 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$853	$1,093
Accounts receivable, net	2,383	2,135
Inventories	1,877	1,955
Other current assets	487	520
Total Current Assets	5,600	5,703
Property, Plant and Equipment, Net	7,772	7,913
Investments in Equity Companies	364	306
Goodwill	2,043	2,085
Other Intangible Assets, Net	190	197
Other Assets	1,123	1,140
TOTAL ASSETS	$17,092	$17,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$809	$567
Trade accounts payable	3,531	3,653
Accrued expenses and other current liabilities	2,131	2,316
Dividends payable	407	394
Total Current Liabilities	6,878	6,930
Long-Term Debt	7,161	7,417
Noncurrent Employee Benefits	652	669
Deferred Income Taxes	395	374
Other Liabilities	796	860
Redeemable Preferred Securities of Subsidiaries	26	26
Stockholders' Equity
Kimberly-Clark Corporation	1,044	915
Noncontrolling Interests	140	153
Total Stockholders' Equity	1,184	1,068
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,092	$17,344

2024 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended March 31
	2024	2023
Operating Activities
Net income	$658	$575
Depreciation and amortization	185	188
Asset impairments	—	11
Stock-based compensation	32	24
Deferred income taxes	(11)	(50)
Net (gains) losses on asset dispositions	5	2
Equity companies' earnings (in excess of) less than dividends paid	(61)	(43)
Operating working capital	(367)	(85)
Postretirement benefits	2	(6)
Other	(5)	(3)
Cash Provided by Operations	438	613
Investing Activities
Capital spending	(194)	(201)
Investments in time deposits	(97)	(177)
Maturities of time deposits	119	259
Other	(9)	4
Cash Used for Investing	(181)	(115)
Financing Activities
Cash dividends paid	(398)	(391)
Change in short-term debt	4	(308)
Debt proceeds	—	348
Proceeds from exercise of stock options	3	11
Acquisitions of common stock for the treasury	(54)	(30)
Cash dividends paid to noncontrolling interests	(19)	(16)
Other	(21)	(11)
Cash Used for Financing	(485)	(397)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(12)	(4)
Change in Cash and Cash Equivalents	(240)	97
Cash and Cash Equivalents - Beginning of Period	1,093	427
Cash and Cash Equivalents - End of Period	$853	$524

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2024	2023	Change
NET SALES
Personal Care	$2,713	$2,704	—%
Consumer Tissue	1,599	1,634	-2%
K-C Professional	823	847	-3%
Corporate & Other	14	10	N.M.
TOTAL NET SALES	$5,149	$5,195	-1%

OPERATING PROFIT
Personal Care	$545	$487	+12%
Consumer Tissue	290	240	+21%
K-C Professional	188	159	+18%
Corporate & Other(a)	(151)	(84)	N.M.
Other (income) and expense, net(a)	19	15	+27%
TOTAL OPERATING PROFIT	$853	$787	+8%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

Unaudited
N.M. - Not Meaningful

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: David Kellis, media.relations@kcc.com

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